Exhibit 99.1

FIRST BANCORP. ANNOUNCES EARNINGS FOR THE QUARTER ENDED SEPTEMBER 30, 2025

SAN JUAN, Puerto Rico – October 23, 2025 – First BanCorp. (the “Corporation” or “First BanCorp.”) (NYSE: FBP), the bank holding company for FirstBank Puerto Rico (“FirstBank” or “the Bank”), today reported a net income of $100.5 million, or $0.63 per diluted share, for the third quarter of 2025, compared to $80.2 million, or $0.50 per diluted share, for the second quarter of 2025, and $73.7 million, or $0.45 per diluted share, for the third quarter of 2024.

Aurelio Alemán, President and Chief Executive Officer of First BanCorp, commented: “We delivered another quarter of exceptional financial performance underscored by record net interest income, disciplined loan growth, and well-managed asset quality. Adjusted for non-recurring special items, diluted earnings per share and pre-tax, pre-provision income were up by 13% and 9%, respectively, when compared to the prior year resulting in a very strong adjusted return on average assets of 1.70%.

Our strong capital position enabled us to continue supporting our clients during the quarter. Total loans grew by $181 million, or 5.6% linked quarter annualized, surpassing the $13 billion loan portfolio threshold for the first time since 2010. Core customer deposits increased by $139 million, or 4.4% linked quarter annualized, reflecting healthy growth in non-interest-bearing accounts and time deposits. Credit continues to behave in line with expectations, with stable consumer charge-offs, healthy commercial credit trends, and a reduction in non-performing loans.

Our earnings performance translated into growth across all capital ratios, while continuing to grow loans organically and repurchasing $50 million in shares of common stock. We are generating significant organic capital and are well-positioned to continue returning any excess to shareholders in the form of buybacks and dividends. As disclosed yesterday, we were very pleased that our board authorized another buyback program of up to $200 million. Our operating environment remains stable despite continuing uncertainty with respect to fiscal and monetary policies in the US. We will stay focused on execution and the things we can control as we continue our journey towards growing our franchise and delivering value to our shareholders. We feel very proud of our team’s accomplishments throughout 2025 and look forward to a strong end of the year.”

	Q3 '25	Q2 '25	Q3 '24	YTD '25	YTD '24
	Financial Highlights (1)
Net interest income	$217,916	$215,859	$202,064	$646,172	$598,212
Provision for credit losses	17,593	20,587	15,245	62,990	39,017
Non-interest income	30,794	30,950	32,502	97,478	98,523
Non-interest expenses	124,894	123,337	122,935	371,253	362,540
Income before income taxes	106,223	102,885	96,386	309,407	295,178
Income tax expense	5,697	22,705	22,659	51,642	72,155
Net income	$100,526	$80,180	$73,727	$257,765	$223,023
	Selected Financial Data (1)
Net interest margin	4.57%	4.56%	4.25%	4.55%	4.21%
Efficiency ratio	50.22%	49.97%	52.41%	49.92%	52.03%
Diluted earnings per share	$0.63	$0.50	$0.45	$1.59	$1.35
Adj. diluted earnings per share(2)	$0.51	$0.50	$0.45	$1.48	$1.35
Book value per share	$12.05	$11.43	$10.38	$12.05	$10.38
Tangible book value per share(2)	$11.79	$11.16	$10.09	$11.79	$10.09
Return on average equity	21.36%	17.79%	18.31%	19.07%	19.52%
Adj. return on average equity(2)	17.36%	17.79%	18.31%	17.68%	19.57%
Return on average assets	2.10%	1.69%	1.55%	1.81%	1.57%
Adj. return on average assets(2)	1.70%	1.69%	1.55%	1.68%	1.58%

Results for the Third Quarter of 2025 compared to the Second Quarter of 2025

Profitability
Net income – $100.5 million, or $0.63 per diluted share compared to $80.2 million, or $0.50 per diluted share. Net income for the third quarter of 2025 included a $2.3 million benefit in payroll taxes related to the Employee Retention Credit (“ERC”) and a one-time reversal of approximately $16.6 million in valuation allowance related to deferred tax assets primarily associated with net operating loss (“NOL”) carryforwards at the holding company level (“Special Items”).
Income before income taxes – $106.2 million compared to $102.9 million.
Adjusted pre-tax, pre-provision income (Non-GAAP)(2) – $121.5 million compared to $123.5 million.
Net interest income – $217.9 million compared to $215.9 million. The increase includes approximately $1.3 million associated with the effect of an additional day in the third quarter of 2025. Net interest margin increased to 4.57%, compared to 4.56%.
Provision for credit losses – $17.6 million compared to $20.6 million. The decrease in provision was mainly related to a $2.2 million net benefit in the residential mortgage loan portfolio driven by updates in historical loss experience and improvements in the projection of the unemployment rate, partially offset by loan growth in the commercial and industrial (“C&I”) and residential mortgage loan portfolios.
Non-interest income – $30.8 million compared to $31.0 million.
Non-interest expenses – $124.9 million compared to $123.3 million. The increase in non-interest expenses was driven by a $2.8 million valuation adjustment recorded in a commercial other real estate owned (“OREO”) property in the Virgin Islands region, partially offset by the aforementioned $2.3 million ERC. The efficiency ratio was 50.22%, compared to 49.97%.
Income taxes – $5.7 million compared to $22.7 million. The decrease in income tax expense was driven by the aforementioned one-time reversal of approximately $16.6 million in valuation allowance.

Balance Sheet
Total loans – increased by $181.4 million to $13.1 billion, driven by a $159.6 million increase in commercial and construction loans, of which $109.9 million was in the Puerto Rico region and $53.5 million was in the Florida region. Total loan originations, other than credit card utilization activity, was $1.3 billion, down $39.2 million, mainly in commercial and construction loans.
Core deposits (other than brokered and government deposits) – increased by $138.7 million to $12.8 billion, mainly in the Puerto Rico region.
Government deposits (fully collateralized) – increased by $66.5 million to $3.4 billion, mainly in the Puerto Rico region.
Brokered certificates of deposits (“CDs”) – increased by $101.8 million to $628.3 million.

Asset Quality
Allowance for credit losses (“ACL”) coverage ratio – amounted to 1.89%, compared to 1.93%.
Annualized net charge-offs to average loans ratio increased to 0.62%, compared to 0.60%.
Non-performing assets – decreased by $8.6 million to $119.4 million, driven by a $5.1 million decrease in the OREO portfolio balance, which includes a $2.8 million valuation adjustment recorded in a commercial OREO property in the Virgin Islands region, and a $3.8 million reduction in nonaccrual loans.

Liquidity and Capital
Liquidity – Cash and cash equivalents amounted to $899.6 million, compared to $736.7 million. When adding $1.5 billion of free high-quality liquid securities that could be liquidated or pledged within one day and $1.1 billion in available lending capacity at the Federal Home Loan Bank (“FHLB”), available liquidity amounted to 18.10% of total assets, compared to 17.58%.
Capital – Repurchased $50.0 million in common stock and declared $28.7 million in common stock dividends. Capital ratios exceeded required regulatory levels. The Corporation’s estimated total capital, common equity tier 1 (“CET1”) capital, tier 1 capital, and leverage ratios were 17.93%, 16.67%, 16.67%, and 11.52%, respectively, as of September 30, 2025. On a non-GAAP basis, the tangible common equity ratio(2) increased to 9.73%, when compared to 9.56%, and includes, among other things, a $48.8 million increase in the fair value of available-for-sale debt securities due to changes in market interest rates.

(1) In thousands, except per share information and financial ratios.
(2) Represents non-GAAP financial measures. Refer to Non-GAAP Disclosures - Non-GAAP Financial Measures for the definition of and additional information about these non-GAAP financial measures.

First BanCorp. Announces Earnings for the Quarter Ended September 30, 2025 – Page 2 of 27
NET INTEREST INCOME

The following table sets forth information concerning net interest income for the last five quarters:

	Quarter Ended
(Dollars in thousands)	September 30, 2025	June 30, 2025	March 31, 2025	December 31, 2024	September 30, 2024
Net Interest Income
Interest income	$282,743	$278,190	$277,065	$279,728	$274,675
Interest expense	64,827	62,331	64,668	70,461	72,611
Net interest income	$217,916	$215,859	$212,397	$209,267	$202,064

Average Balances
Loans and leases	$12,876,239	$12,742,809	$12,632,501	$12,584,143	$12,354,679
Total securities, other short-term investments and interest-bearing cash balances	6,037,726	6,245,844	6,444,016	6,592,411	6,509,789
Average interest-earning assets	$18,913,965	$18,988,653	$19,076,517	$19,176,554	$18,864,468

Average interest-bearing liabilities	$11,669,135	$11,670,411	$11,749,011	$11,911,904	$11,743,122

Average Yield/Rate
Average yield on interest-earning assets - GAAP	5.93%	5.88%	5.89%	5.79%	5.78%
Average rate on interest-bearing liabilities - GAAP	2.20%	2.14%	2.23%	2.35%	2.45%
Net interest spread - GAAP	3.73%	3.74%	3.66%	3.44%	3.33%
Net interest margin - GAAP	4.57%	4.56%	4.52%	4.33%	4.25%

Net interest income amounted to $217.9 million for the third quarter of 2025, an increase of $2.0 million, compared to $215.9 million for the second quarter of 2025, which includes approximately $1.3 million associated with the effect of an additional day in the third quarter of 2025. The increase in net interest income reflects the following:

•	A $4.6 million increase in interest income on loans, consisting of:

-
A $3.8 million increase in interest income on commercial and construction loans, of which $2.2 million was associated with a $126.5 million increase in the average balance and $1.2 million was associated with the effect of an additional day in the third quarter of 2025.

As of September 30, 2025, the interest rate on approximately 51% of the Corporation’s commercial and construction loans was tied to variable rates, with 33% based upon SOFR of 3 months or less, 10% based upon the Prime rate index, and 8% based on other indexes. For the quarter ended September 30, 2025, the average one-month SOFR decreased 4 basis points and the three-month SOFR decreased 10 basis points, compared to the second quarter of 2025. Effective on September 17, 2025, the Prime rate decreased 25 basis points.

-	A $0.5 million increase in interest income on residential mortgage loans.

-
A $0.3 million increase in interest income on consumer loans and finance leases, mainly due to a $0.7 million increase associated with the effect of an additional day in the third quarter of 2025, partially offset by a $0.4 million decrease associated with a $12.0 million decrease in the average balance.

Partially offset by:

•	A $2.5 million increase in interest expense on interest-bearing liabilities, as further explained below.

o	A $2.7 million increase in interest expense on interest-bearing deposits, consisting of:

-
A $1.9 million increase in interest expense on time deposits, excluding brokered CDs, mainly due to a $161.8 million increase in the average balance and a $0.3 million increase associated with the effect of an additional day in the third quarter of 2025. The average cost of time deposits, excluding brokered CDs and public sector deposits, increased by 2 basis points during the third quarter of 2025.

-
A $0.9 million increase in interest expense on brokered CDs, mainly due to a $94.2 million increase in the average balance. The average cost of brokered CDs decreased 15 basis points during the third quarter of 2025.

First BanCorp. Announces Earnings for the Quarter Ended September 30, 2025 – Page 3 of 27
Partially offset by:

-
A $0.1 million decrease in interest expense on interest-bearing checking and savings accounts, mainly due to a decrease of approximately $1.1 million associated with a $241.8 million reduction in the average balance, offset by a $0.7 million increase associated with higher interest rates paid in the third quarter of 2025, primarily on public sector deposits, and $0.3 million associated with the effect of an additional day in the third quarter of 2025. The average cost of interest-bearing checking and saving accounts, excluding public sector deposits, remained stable at 0.72% in the third quarter of 2025, when compared to the previous quarter. Meanwhile, the average cost of public sector interest-bearing checking and saving accounts increased by 16 basis points during the third quarter of 2025.

Partially offset by:

o	A $0.2 million decrease in interest expense on borrowings, driven by the full quarter effect of the $11.1 million redemption of trust-preferred securities (“TruPS”) in June 2025.

•	A $0.1 million decrease in interest income on investment securities and interest-bearing cash balances, a net effect of:

o
A $2.3 million increase in interest income on debt securities, mainly due to $585.4 million in purchases of higher-yielding available-for-sale debt securities with an average yield of 4.45% during the third quarter of 2025, as well as the full-quarter impact of purchases made during the second quarter of 2025, replacing maturities of lower-yielding debt securities, resulting in a 16 basis points improvement in yield.

o
A $2.2 million decrease in interest income from interest-bearing cash balances, primarily driven by a $199.3 million decrease in the average balances, which consisted primarily of deposits maintained at the Federal Reserve Bank (the “FED”).

o	A $0.2 million decrease in other investment securities, driven by a decrease in the quarterly FHLB dividend payments.

Net interest margin for the third quarter of 2025 was 4.57%, a one basis point increase when compared to the second quarter of 2025, mostly reflecting the change in asset mix associated with the deployment of cash flows from lower-yielding investment securities to fund loan growth and purchases of higher-yielding investment securities, which was almost entirely offset by the increase in the cost of  funds of interest-bearing non-maturity deposits, primarily public sector deposits, and higher average balances on time deposits.

NON-INTEREST INCOME

The following table sets forth information concerning non-interest income for the last five quarters:

	Quarter Ended
	September 30, 2025	June 30, 2025	March 31, 2025	December 31, 2024	September 30, 2024
(In thousands)
Service charges and fees on deposit accounts	$9,811	$9,756	$9,640	$9,748	$9,684
Mortgage banking activities	3,309	3,401	3,177	3,183	3,199
Insurance commission income	2,618	2,538	5,805	2,274	3,003
Card and processing income	11,682	11,880	11,475	12,155	11,768
Other non-interest income	3,374	3,375	5,637	4,839	4,848
Non-interest income	$30,794	$30,950	$35,734	$32,199	$32,502

Non-interest income decreased by $0.2 million to $30.8 million for the third quarter of 2025, compared to $31.0 million for the second quarter of 2025, driven by a decrease in debit and credit card processing income mainly related to lower transactional volumes, partially offset by $0.2 million in merchant referral income recorded during the third quarter of 2025.

First BanCorp. Announces Earnings for the Quarter Ended September 30, 2025 – Page 4 of 27
NON-INTEREST EXPENSES

The following table sets forth information concerning non-interest expenses for the last five quarters:

	Quarter Ended
	September 30, 2025	June 30, 2025	March 31, 2025	December 31, 2024	September 30, 2024
(In thousands)
Employees’ compensation and benefits	$59,761	$60,058	$62,137	$59,652	$59,081
Occupancy and equipment	22,185	22,297	22,630	22,771	22,424
Business promotion	3,884	3,495	3,278	5,328	4,116
Professional service fees:
Collections, appraisals and other credit-related fees	856	634	598	956	688
Outsourcing technology services	8,107	8,324	7,921	7,499	7,771
Other professional fees	2,940	2,651	2,967	3,355	4,079
Taxes, other than income taxes	6,092	5,712	5,878	5,994	5,665
FDIC deposit insurance	2,236	2,235	2,236	2,236	2,164
Other insurance and supervisory fees	1,344	1,566	1,551	1,967	2,092
Net loss (gain) on OREO operations	1,033	(591)	(1,129)	(1,074)	(1,339)
Credit and debit card processing expenses	7,889	7,747	5,110	7,147	7,095
Communications	2,294	2,208	2,245	2,251	2,170
Other non-interest expenses	6,273	7,001	7,600	6,451	6,929
Total non-interest expenses	$124,894	$123,337	$123,022	$124,533	$122,935

Non-interest expenses amounted to $124.9 million in the third quarter of 2025, an increase of $1.6 million, from $123.3 million in the second quarter of 2025. Non-interest expenses for the third quarter of 2025 include the following:

•
A $1.6 million unfavorable variance in net loss (gain) on OREO operations mainly due to the aforementioned $2.8 million valuation adjustment, which was recorded in connection with ongoing litigation which could result in a potential loss of title of a commercial OREO property in the Virgin Islands region, partially offset by higher net realized gains from the sale of OREO properties in the Puerto Rico region.

•
A $0.3 million decrease in employees’ compensation and benefits expenses attributable to the $2.3 million ERC, net of $0.3 million in related commissions, partially offset by $1.8 million associated with the effect of annual salary merit increases and an additional working day in the third quarter of 2025.

On a non-GAAP basis, excluding the impact of the ERC (as detailed in the Non-GAAP Disclosures – Special Items section), adjusted non-interest expenses increased by $3.9 million.

INCOME TAXES

The Corporation recorded an income tax expense of $5.7 million for the third quarter of 2025, compared to $22.7 million for the second quarter of 2025. The decrease in income tax expense was driven by the aforementioned one-time reversal of approximately $16.6 million in valuation allowance related to deferred tax assets primarily associated with NOL carryforwards at the holding company level. The reversal follows the enactment of Act 65-2025, which allows domestic limited liability companies owned by legal entities to elect to be treated as disregarded entities for tax purposes. For further details on the implications of Act 65-2025, refer to the Non-GAAP Disclosures – Special Items section.

The Corporation’s estimated annual effective tax rate, excluding discrete items, decreased to 22.2% for the third quarter of 2025. The decrease in the estimated annual effective tax rate was primarily related to a higher proportion of exempt to taxable income. As of September 30, 2025, the Corporation had a net deferred tax asset of $146.9 million, net of a valuation allowance of $80.8 million, compared to a net deferred tax asset of $134.8 million, net of a valuation allowance of $103.3 million as of June 30, 2025.

First BanCorp. Announces Earnings for the Quarter Ended September 30, 2025 – Page 5 of 27
CREDIT QUALITY

Non-Performing Assets

The following table sets forth information concerning non-performing assets for the last five quarters:

(Dollars in thousands)	September 30, 2025	June 30, 2025	March 31, 2025	December 31, 2024	September 30, 2024
Nonaccrual loans held for investment:
Residential mortgage	$28,866	$30,790	$30,793	$31,949	$31,729
Construction	5,591	5,718	1,356	1,365	4,651
Commercial mortgage	21,437	22,905	23,155	10,851	11,496
Commercial and industrial (“C&I”)	19,650	20,349	20,344	20,514	18,362
Consumer and finance leases	20,717	20,336	22,813	22,788	23,106
Total nonaccrual loans held for investment	$96,261	$100,098	$98,461	$87,467	$89,344
OREO	9,343	14,449	15,880	17,306	19,330
Other repossessed property	12,234	11,868	13,444	11,859	8,844
Other assets (1)	1,579	1,576	1,599	1,620	1,567
Total non-performing assets (2)	$119,417	$127,991	$129,384	$118,252	$119,085

Past due loans 90 days and still accruing (3)	$28,891	$29,535	$37,117	$42,390	$43,610
Nonaccrual loans held for investment to total loans held for investment	0.74%	0.78%	0.78%	0.69%	0.72%
Nonaccrual loans to total loans	0.74%	0.78%	0.78%	0.69%	0.72%
Non-performing assets to total assets	0.62%	0.68%	0.68%	0.61%	0.63%

(1)	Residential pass-through MBS issued by the Puerto Rico Housing Finance Authority (“PRHFA”) held as part of the available-for-sale debt securities portfolio.
(2)
Excludes purchased-credit deteriorated (“PCD”) loans previously accounted for under Accounting Standards Codification (“ASC”) Subtopic 310-30 for which the Corporation made the accounting policy election of maintaining pools of loans as “units of account” both at the time of adoption of current expected credit losses (“CECL”) on January 1, 2020 and on an ongoing basis for credit loss measurement. These loans will continue to be excluded from nonaccrual loan statistics as long as the Corporation can reasonably estimate the timing and amount of cash flows expected to be collected on the loan pools. The portion of such loans contractually past due 90 days or more amounted to $5.0 million as of September 30, 2025 (June 30, 2025 - $4.9 million; March 31, 2025 - $5.7 million; December 31, 2024 - $6.2 million; September 30, 2024 - $6.5 million).

(3)
These include rebooked loans, which were previously pooled into Government National Mortgage Association (“GNMA”) securities, amounting to $3.8 million as of September 30, 2025 (June 30, 2025 - $5.5 million; March 31, 2025 - $6.4 million; December 31, 2024 - $5.7 million; September 30, 2024 - $6.6 million). Under the GNMA program, the Corporation has the option but not the obligation to repurchase loans that meet GNMA’s specified delinquency criteria. For accounting purposes, the loans subject to the repurchase option are required to be reflected on the financial statements with an offsetting liability.

Variances in credit quality metrics:

•
Total non-performing assets decreased by $8.6 million to $119.4 million as of September 30, 2025, driven by a $5.1 million decrease in the OREO portfolio balance mainly due to a $2.8 million valuation adjustment recorded in a commercial OREO property in the Virgin Islands region and sales of residential OREO properties in the Puerto Rico region; and a $3.8 million decrease in nonaccrual loans, mainly in the residential mortgage and commercial mortgage loan portfolios.

•
Inflows to nonaccrual loans held for investment were $32.2 million in the third quarter of 2025, a decrease of $2.2 million, compared to inflows of $34.4 million in the second quarter of 2025. Inflows to nonaccrual commercial and construction loans were $0.3 million in the third quarter of 2025, a decrease of $4.9 million, compared to inflows of $5.2 million in the second quarter of 2025, driven by the inflow of a $4.3 million construction loan in the Puerto Rico region during the second quarter of 2025. Inflows to nonaccrual residential mortgage loans were $3.1 million in the third quarter of 2025, a decrease of $1.8 million, compared to inflows of $4.9 million in the second quarter of 2025. Inflows to nonaccrual consumer loans were $28.8 million in the third quarter of 2025, an increase of $4.5 million, compared to inflows of $24.3 million in the second quarter of 2025, mainly in auto loans. See Early Delinquency below for additional information.

•	Adversely classified commercial loans increased by $7.9 million to $101.2 million as of September 30, 2025, driven by the downgrade of a $10.0 million C&I loan in the Puerto Rico region.

Early Delinquency

Total loans held for investment in early delinquency (i.e., 30-89 days past due accruing loans, as defined in regulatory reporting instructions) amounted to $142.9 million as of September 30, 2025, an increase of $8.9 million, compared to $134.0 million as of June 30, 2025, driven by a $7.6 million increase in commercial and construction loans due to a $6.0 million past due C&I loan in the Florida region.

First BanCorp. Announces Earnings for the Quarter Ended September 30, 2025 – Page 6 of 27
Allowance for Credit Losses

The following table summarizes the activity of the ACL for on-balance sheet and off-balance sheet exposures during the third and second quarters of 2025:

	Quarter Ended September 30, 2025
	Loans and Finance Leases					Debt Securities
(Dollars in thousands)	Residential Mortgage Loans	Commercial and Construction Loans	Consumer Loans and Finance Leases	Total Loans and Finance Leases	Unfunded Loans Commitments	Held-to- Maturity	Available- for-Sale	Total ACL
Allowance for Credit Losses
Allowance for credit losses, beginning balance	$42,448	$66,656	$139,474	$248,578	$3,367	$765	$513	$253,223
Provision for credit losses - (benefit) expense	(2,208)	1,602	18,876	18,270	(756)	(67)	146	17,593
Net recoveries (charge-offs)	32	322	(20,212)	(19,858)	-	-	(1)	(19,859)
Allowance for credit losses, end of period	$40,272	$68,580	$138,138	$246,990	$2,611	$698	$658	$250,957
Amortized cost of loans and finance leases	$2,889,081	$6,423,479	$3,736,124	$13,048,684
Allowance for credit losses on loans to amortized cost	1.39%	1.07%	3.70%	1.89%

	Quarter Ended June 30, 2025
	Loans and Finance Leases					Debt Securities
(Dollars in thousands)	Residential Mortgage Loans	Commercial and Construction Loans	Consumer Loans and Finance Leases	Total Loans and Finance Leases	Unfunded Loans Commitments	Held-to- Maturity	Available- for-Sale	Total ACL
Allowance for Credit Losses
Allowance for credit losses, beginning balance	$41,640	$64,024	$141,605	$247,269	$3,080	$843	$516	$251,708
Provision for credit losses - expense (benefit)	793	1,808	17,780	20,381	287	(78)	(3)	20,587
Net recoveries (charge-offs)	15	824	(19,911)	(19,072)	-	-	-	(19,072)
Allowance for credit losses, end of period	$42,448	$66,656	$139,474	$248,578	$3,367	$765	$513	$253,223
Amortized cost of loans and finance leases	$2,859,158	$6,263,833	$3,747,011	$12,870,002
Allowance for credit losses on loans to amortized cost	1.48%	1.06%	3.72%	1.93%

Allowance for Credit Losses for Loans and Finance Leases

As of September 30, 2025, the ACL for loans and finance leases was $247.0 million, a decrease of $1.6 million, from $248.6 million as of June 30, 2025. The ratio of the ACL for loans and finance leases to total loans held for investment was 1.89% as of September 30, 2025, compared to 1.93% as of June 30, 2025.

The decrease was mainly related to the ACL for residential mortgage loans, which decreased by $2.1 million, driven by updated historical loss experience used for determining the ACL estimate resulting in a downward revision of estimated loss severities and lower required reserve levels and improvements in the projection of the unemployment rate, partially offset by loan growth. Also, the ACL for consumer loans decreased by $1.4 million, driven by improvements in macroeconomic variables, mainly in the projection of the unemployment rate, and reductions in the unsecured loan portfolio volumes, partially offset by updated historical loss experience used for determining the ACL estimate in the unsecured loan portfolio. Meanwhile, the ACL for commercial and construction loans increased by $1.9 million, mainly due to C&I loan portfolio growth.

The provision for credit losses on loans and finance leases was $18.3 million for the third quarter of 2025, compared to $20.4 million in the second quarter of 2025, as detailed below:

•
Provision for credit losses for the residential mortgage loan portfolio was a net benefit of $2.2 million for the third quarter of 2025, compared to an expense of $0.8 million for the second quarter of 2025. The $3.0 million decrease in provision expense was driven by the aforementioned factors.

•
Provision for credit losses for the commercial and construction loan portfolios was an expense of $1.6 million for the third quarter of 2025, relatively flat, when compared to an expense of $1.8 million for the second quarter of 2025.

•
Provision for credit losses for the consumer loan and finance lease portfolios was an expense of $18.9 million for the third quarter of 2025, compared to an expense of $17.8 million for the second quarter of 2025. The $1.1 million increase in provision expense was driven by higher reserve requirements resulting from the aforementioned updated historical loss experience, partially offset by the aforementioned improvements in macroeconomic variables.

First BanCorp. Announces Earnings for the Quarter Ended September 30, 2025 – Page 7 of 27
Net Charge-Offs

The following table presents ratios of net (recoveries) charge-offs to average loans held-in-portfolio for the last five quarters:

	Quarter Ended
	September 30, 2025	June 30, 2025	March 31, 2025		December 31, 2024	September 30, 2024

Residential mortgage	-0.00%	-0.00%	0.00%		0.04%	-0.01%
Construction	-0.50%	-0.02%	-0.02%		-0.17%	-0.02%
Commercial mortgage	-0.02%	-0.01%	-0.01%		-0.01%	-0.01%
C&I	0.01%	-0.09%	-0.01%		0.02%	0.15%
Consumer loans and finance leases	2.16%	2.12%	2.31	% (1)	2.59%	2.46%
Total loans	0.62%	0.60%	0.68	% (1)	0.78%	0.78%

(1)
The net charge-offs for the quarter ended March 31, 2025 included $2.4 million in recoveries associated with the bulk sale of fully charged-off consumer loans and finance leases. These recoveries reduced the ratios of consumer loans and finance leases and total net charge-offs to related average loans for the quarter ended March 31, 2025 by 25 basis points and 8 basis points, respectively.

The ratios above are based on annualized net charge-offs and are not necessarily indicative of the results expected in subsequent periods.

Net charge-offs were $19.9 million for the third quarter of 2025, or an annualized 0.62% of average loans, compared to $19.1 million, or an annualized 0.60% of average loans, in the second quarter of 2025. The $0.8 million increase in net charge-offs was driven by $0.8 million in C&I net recoveries in the Puerto Rico region during the second quarter of 2025 and a $0.3 million increase in consumer loans and finance leases net charge-offs, mainly auto loans, partially offset by a $0.3 million recovery associated with a construction loan in the Florida region during the third quarter of 2025.

Allowance for Credit Losses for Unfunded Loan Commitments

As of September 30, 2025, the ACL for off-balance sheet credit exposures decreased to $2.6 million, compared to $3.4 million as of June 30, 2025.

Allowance for Credit Losses for Debt Securities

As of September 30, 2025, the ACL for debt securities was $1.4 million, of which $0.7 million was related to Puerto Rico municipal bonds classified as held-to-maturity, compared to $1.3 million and $0.8 million, respectively, as of June 30, 2025.

First BanCorp. Announces Earnings for the Quarter Ended September 30, 2025 – Page 8 of 27
STATEMENT OF FINANCIAL CONDITION

Total assets were approximately $19.3 billion as of September 30, 2025, up $423.8 million from June 30, 2025.

The following variances within the main components of total assets are noted:

•
A $162.9 million increase in cash and cash equivalents, mainly related to the overall increase in deposits and the net cash repayments of investment securities, partially offset by loan growth, capital deployment actions, and the repayment at maturity of a $30.0 million FHLB advance.

•
A $66.8 million increase in investment securities, driven by purchases during the third quarter of 2025 of $396.0 million in U.S. Treasury bills at an average yield of 4.09% and $189.4 million in U.S. agencies’ residential MBS at an average yield of 5.18%, and a $48.8 million increase in the fair value of available-for-sale debt securities attributable to changes in market interest rates, partially offset by repayments of $568.0 million, of which $412.6 million were associated with matured securities.

•
A $181.4 million increase in total loans. On a portfolio basis, the variance consisted of increases of $159.6 million in commercial and construction loans and $32.6 million in residential mortgage loans, partially offset by a $10.8 million decrease in consumer loans. In terms of geography, the growth consisted of increases of $125.6 million in the Puerto Rico region and $60.2 million in the Florida region, partially offset by a decrease of $4.4 million in the Virgin Islands region. The increase in commercial and construction loans was driven by a $109.9 million increase in the Puerto Rico region, reflecting the origination of three C&I term loans, each in excess of $15.0 million, that increased the portfolio balance by $51.7 million; and higher utilization of C&I lines of credit. The Florida region increased $53.5 million, driven by a $56.0 million increase in commercial mortgage loans, of which $20.7 million was related to the origination of a term loan.

Total loan originations, including refinancings, renewals, and draws from existing commitments (excluding credit card utilization activity), amounted to $1.3 billion in the third quarter of 2025, a decrease of $39.2 million compared to the second quarter of 2025.

Total loan originations in the Puerto Rico region amounted to $946.6 million in the third quarter of 2025, compared to $978.5 million in the second quarter of 2025. The $31.9 million decline in total loan originations was mainly related to decreases of $28.3 million in commercial and construction loan originations and $16.4 million in consumer loan originations, partially offset by an increase of $12.8 million in residential mortgage loan originations.

Total loan originations in the Virgin Islands region decreased by $16.5 million to $28.2 million in the third quarter of 2025, compared to $44.8 million in the second quarter of 2025, mainly in commercial and construction loan originations.

Total loan originations in the Florida region amounted to $291.8 million in the third quarter of 2025, compared to $282.6 million in the second quarter of 2025. The $9.2 million increase in total loan originations was driven by a $16.9 million increase in commercial and construction loan originations, partially offset by a decrease of $6.5 million in residential mortgage loan originations.

First BanCorp. Announces Earnings for the Quarter Ended September 30, 2025 – Page 9 of 27
Total liabilities were approximately $17.4 billion as of September 30, 2025, an increase of $351.2 million from June 30, 2025.

The following variances within the main components of total liabilities are noted:

•	Total deposits increased by $307.0 million consisting of:

o
A $138.7 million increase in deposits, excluding brokered CDs and government deposits, consisting of increases of $174.4 million in the Puerto Rico region and $11.4 million in the Florida region, partially offset by a $47.1 million decrease in the Virgin Islands region. The increase was primarily in interest-bearing deposits, of which $166.7 million was in time deposits, partially offset by a $45.3 million decrease in non-maturity deposits.

o
A $66.5 million increase in government deposits, mainly related to an $86.6 million increase in the Puerto Rico region, of which $82.9 million was in time deposits, partially offset by an $18.3 million decrease in the Virgin Islands region.

o
A $101.8 million increase in brokered CDs in the Florida region. The increase consists of $169.0 million of new issuances with average maturities of approximately 1.2 years and an all-in cost of 4.07%, partially offset by maturing brokered CDs amounting to $67.2 million with an all-in cost of 4.68% that were paid off during the third quarter of 2025.

•
A $74.2 million increase in other liabilities, mainly associated with a $67.7 million increase in unsettled investment trades related to purchases of U.S. agencies MBS during the third quarter of 2025, which are set to settle in the fourth quarter of 2025.

Partially offset by:

•	A $30.0 million decrease in borrowings related to the aforementioned repayment of a $30.0 million FHLB advance that matured during the third quarter of 2025.

Total stockholders’ equity amounted to $1.9 billion as of September 30, 2025, an increase of $72.6 million from June 30, 2025, driven by the net income generated in the third quarter of 2025 and a $48.8 million increase in the fair value of available-for-sale debt securities due to changes in market interest rates recognized as part of accumulated other comprehensive loss, partially offset by $50.0 million in common stock repurchases at an average price of $21.00 and $28.7 million in common stock dividends declared in the third quarter of 2025.

As of September 30, 2025, capital ratios exceeded the required regulatory levels for bank holding companies and well-capitalized banks. The Corporation’s estimated CET1 capital, tier 1 capital, total capital and leverage ratios under the Basel III rules were 16.67%, 16.67%, 17.93%, and 11.52%, respectively, as of September 30, 2025, compared to CET1 capital, tier 1 capital, total capital, and leverage ratios of 16.61%, 16.61%, 17.87%, and 11.41%, respectively, as of June 30, 2025.

Meanwhile, estimated CET1 capital, tier 1 capital, total capital and leverage ratios of our banking subsidiary, FirstBank, were 15.48%, 16.23%, 17.48%, and 11.20%, respectively, as of September 30, 2025, compared to CET1 capital, tier 1 capital, total capital and leverage ratios of 15.45%, 16.20%, 17.46%, and 11.13%, respectively, as of June 30, 2025.

First BanCorp. Announces Earnings for the Quarter Ended September 30, 2025 – Page 10 of 27
Liquidity

Cash and cash equivalents increased by $162.9 million to $899.6 million as of September 30, 2025. When adding $1.5 billion of free high-quality liquid securities that could be liquidated or pledged within one day, total core liquidity amounted to $2.4 billion as of September 30, 2025, or 12.64% of total assets, compared to $2.3 billion, or 12.17% of total assets as of June 30, 2025. In addition, as of September 30, 2025, the Corporation had $1.1 billion available for credit with the FHLB based on the value of the collateral pledged with the FHLB. As such, the basic liquidity ratio (which includes cash, free high-quality liquid assets such as U.S. government and government-sponsored enterprises’ obligations that could be liquidated or pledged within one day, and available secured lines of credit with the FHLB to total assets) was approximately 18.10% as of September 30, 2025, compared to 17.58% as of June 30, 2025.

In addition to the aforementioned available credit from the FHLB, the Corporation also maintains borrowing capacity at the FED Discount Window Program. The Corporation had approximately $2.7 billion available for funding under the FED’s Borrower-In-Custody Program as of September 30, 2025. In the aggregate, as of September 30, 2025, the Corporation had $6.2 billion available to meet liquidity needs, or 134% of estimated uninsured deposits (excluding fully collateralized government deposits).

The Corporation’s total deposits, excluding brokered CDs, amounted to $16.2 billion as of September 30, 2025, compared to $16.0 billion as of June 30, 2025, which includes $3.4 billion in government deposits that are fully collateralized as of each of those periods. Excluding fully collateralized government deposits and FDIC-insured deposits, as of September 30, 2025, the estimated amount of uninsured deposits was $4.6 billion, which represents 28.36% of total deposits, compared to $4.5 billion, or 28.10% of total deposits, as of June 30, 2025. Refer to Table 11 in the accompanying tables (Exhibit A) for additional information about the deposits composition.

Tangible Common Equity (Non-GAAP)

On a non-GAAP basis, the Corporation’s tangible common equity ratio increased to 9.73% as of September 30, 2025, compared to 9.56% as of June 30, 2025, driven by quarterly earnings less dividends and repurchases of common stock and a $48.8 million increase in the fair value of available-for-sale debt securities, partially offset by an increase in tangible assets. Refer to Non-GAAP Disclosures- Non-GAAP Financial Measures for the definition of and additional information about this non-GAAP financial measure.

The following table presents a reconciliation of the Corporation’s tangible common equity and tangible assets to the most comparable GAAP items as of the indicated dates:

	September 30, 2025	June 30, 2025	March 31, 2025	December 31, 2024	September 30, 2024
(In thousands, except ratios and per share information)
Tangible Equity:
Total common equity - GAAP	$1,918,045	$1,845,455	$1,779,342	$1,669,236	$1,700,885
Goodwill	(38,611)	(38,611)	(38,611)	(38,611)	(38,611)
Other intangible assets	(3,676)	(4,535)	(5,715)	(6,967)	(8,260)
Tangible common equity - non-GAAP	$1,875,758	$1,802,309	$1,735,016	$1,623,658	$1,654,014

Tangible Assets:
Total assets - GAAP	$19,321,335	$18,897,529	$19,106,983	$19,292,921	$18,859,170
Goodwill	(38,611)	(38,611)	(38,611)	(38,611)	(38,611)
Other intangible assets	(3,676)	(4,535)	(5,715)	(6,967)	(8,260)
Tangible assets - non-GAAP	$19,279,048	$18,854,383	$19,062,657	$19,247,343	$18,812,299
Common shares outstanding	159,135	161,508	163,104	163,869	163,876

Tangible common equity ratio - non-GAAP	9.73%	9.56%	9.10%	8.44%	8.79%
Tangible book value per common share - non-GAAP	$11.79	$11.16	$10.64	$9.91	$10.09

First BanCorp. Announces Earnings for the Quarter Ended September 30, 2025 – Page 11 of 27
Exposure to Puerto Rico Government

Direct Exposure

As of September 30, 2025, the Corporation had $295.8 million of direct exposure to the Puerto Rico government, its municipalities, and public corporations, an increase of $8.9 million compared to $286.9 million as of June 30, 2025, mainly due to a $33.1 million increase in the portfolio balance of three loans to municipalities, partially offset by multiple repayments. As of September 30, 2025, approximately $211.3 million of the exposure consisted of loans and obligations of municipalities in Puerto Rico that are supported by assigned property tax revenues and for which, in most cases, the good faith, credit, and unlimited taxing power of the applicable municipality have been pledged to their repayment, and $42.0 million consisted of loans and obligations which are supported by one or more specific sources of municipal revenues. The Corporation’s total direct exposure to the Puerto Rico government also included $8.7 million in a loan extended to an affiliate of the Puerto Rico Electric Power Authority and $31.0 million in loans to public corporations of Puerto Rico. In addition, the total direct exposure included an obligation of the Puerto Rico government, specifically a residential pass-through MBS issued by the PRHFA, at an amortized cost of $2.8 million (fair value of $1.6 million as of September 30, 2025), included as part of the Corporation’s available-for-sale debt securities portfolio. This residential pass-through MBS issued by the PRHFA is collateralized by certain second mortgages and had an unrealized loss of $1.2 million as of September 30, 2025, of which $0.3 million is due to credit deterioration.

The aforementioned exposure to municipalities in Puerto Rico included $79.3 million of financing arrangements with Puerto Rico municipalities that were issued in bond form but underwritten as loans with features that are typically found in commercial loans.  These bonds are accounted for as held-to-maturity debt securities.

Indirect Exposure

As of each of September 30, 2025 and June 30, 2025, the Corporation had $2.9 billion of public sector deposits in Puerto Rico. Approximately 23% of the public sector deposits as of September 30, 2025 were from municipalities and municipal agencies in Puerto Rico, and 77% were from public corporations, the Puerto Rico central government and agencies, and U.S. federal government agencies in Puerto Rico.

Additionally, as of September 30, 2025, the outstanding balance of construction loans funded through conduit financing structures to support the federal programs of Low-Income Housing Tax Credit (“LIHTC”) combined with other federal programs amounted to $78.3 million, compared to $69.7 million as of June 30, 2025. The main objective of these programs is to spur development in new or rehabilitated and affordable rental housing. PRHFA, as program subrecipient and conduit issuer, issues tax-exempt obligations which are acquired by private financial institutions and are required to co-underwrite with PRHFA a mirror construction loan agreement for the specific project loan to which the Corporation will serve as ultimate lender but where the PRHFA will be the lender of record. The total amount of unfunded loan commitments related to these loans as of September 30, 2025 was $74.7 million.

First BanCorp. Announces Earnings for the Quarter Ended September 30, 2025 – Page 12 of 27
NON-GAAP DISCLOSURES

This press release contains GAAP financial measures and non-GAAP financial measures. Non-GAAP financial measures are used when management believes that the presentation of these non-GAAP financial measures enhances the ability of analysts and investors to analyze trends in the Corporation’s business and understand the performance of the Corporation. The Corporation may utilize these non-GAAP financial measures as guides in its budgeting and long-term planning process. Where non-GAAP financial measures are used, the most comparable GAAP financial measure, as well as the reconciliation of the non-GAAP financial measure to the most comparable GAAP financial measure, can be found in the text or in the tables in or attached to this press release. Any analysis of these non-GAAP financial measures should be used only in conjunction with results presented in accordance with GAAP.

Certain non-GAAP financial measures, such as adjusted non-interest expenses, adjusted income tax expense, adjusted net income, adjusted diluted earnings per share, adjusted average equity, adjusted return on average equity, adjusted average assets, adjusted return on average assets, and adjusted pre-tax, pre-provision income, exclude the effect of items that management believes are not reflective of core operating performance (the “Special Items”). Other non-GAAP financial measures include net interest income, interest rate spread, and net interest margin each presented on a tax-equivalent basis; tangible common equity; tangible book value per common share; and certain capital ratios. These measures should be read in conjunction with the accompanying tables (Exhibit A), which are an integral part of this press release, and the Corporation’s other financial information that is presented in accordance with GAAP.

Special Items

The financial results for the quarter ended September 30, 2025 and nine-month periods ended September 30, 2025 and 2024 included the following Special Items:

Quarter and Nine-Month Period Ended September 30, 2025

Enactment of Act 65-2025

-
On July 17, 2025, the Government of Puerto Rico enacted Act 65-2025 which, among other things, allows domestic limited liability companies owned by legal entities to elect to be treated as disregarded entities for tax purposes. As a result of this change, during the third quarter of 2025, the Corporation reversed approximately $16.6 million in valuation allowance related to deferred tax assets primarily associated with NOL carryforwards at the holding company level. This reversal reflects the Corporation’s expectation of realizing these tax benefits under the new election established by the Act. As of September 30, 2025, the remaining valuation allowance related to deferred tax assets associated with NOL carryforwards at the holding company level was approximately $1.0 million.

Employee Retention Credit (“ERC”)

-
During the third quarter of 2025, the Corporation recognized a $2.3 million ERC, net of $0.3 million in related commissions. This amount is reflected in the condensed consolidated statements of income as part of “employees’ compensation and benefits” expenses. This credit was established under the Coronavirus Aid, Relief, and Economic Security (“CARES”) Act to support businesses that retained employees during the COVID-19 pandemic. The credit recorded during the third quarter of 2025 is tax exempt for Puerto Rico tax purposes.

Nine-Month Period Ended September 30, 2024

FDIC Special Assessment Expense

-
Charges of $1.1 million ($0.7 million after-tax, calculated based on the statutory tax rate of 37.5%) were recorded for the nine-month period ended September 30, 2024 to increase the special assessment imposed by the FDIC in connection with losses to the Deposit Insurance Fund associated with protecting uninsured deposits following the failures of certain financial institutions during the first half of 2023. The FDIC deposit special assessment is reflected in the condensed consolidated statements of income as part of “FDIC deposit insurance” expenses.

First BanCorp. Announces Earnings for the Quarter Ended September 30, 2025 – Page 13 of 27
Non-GAAP Financial Measures

Tangible Common Equity Ratio and Tangible Book Value per Common Share

The tangible common equity ratio and tangible book value per common share are non-GAAP financial measures that management believes are generally used by the financial community to evaluate capital adequacy. Tangible common equity is total common equity less goodwill and other intangible assets. Tangible assets are total assets less goodwill and other intangible assets. Tangible common equity ratio is tangible common equity divided by tangible assets. Tangible book value per common share is tangible assets divided by common shares outstanding. Refer to Statement of Financial Condition - Tangible Common Equity (Non-GAAP) for a reconciliation of the Corporation’s total stockholders’ equity and total assets in accordance with GAAP to the non-GAAP financial measures of tangible common equity and tangible assets, respectively. Management uses and believes that many stock analysts use the tangible common equity ratio and tangible book value per common share in conjunction with other more traditional bank capital ratios to compare the capital adequacy of banking organizations with significant amounts of goodwill or other intangible assets, typically stemming from the use of the purchase method of accounting for mergers and acquisitions. Accordingly, the Corporation believes that disclosure of these financial measures may be useful to investors. Neither tangible common equity nor tangible assets, or the related measures, should be considered in isolation or as a substitute for stockholders’ equity, total assets, or any other measure calculated in accordance with GAAP. Moreover, the manner in which the Corporation calculates its tangible common equity, tangible assets, and any other related measures may differ from that of other companies reporting measures with similar names.

Adjusted Net Income, Adjusted Non-Interest Expenses, and Adjusted Income Tax Expense

To supplement the Corporation’s financial statements presented in accordance with GAAP, the Corporation uses, and believes that investors benefit from disclosure of, non-GAAP financial measures that reflect adjustments to net income, non-interest expenses, and income tax expense to exclude Special Items.

Adjusted Pre-Tax, Pre-Provision Income

Adjusted pre-tax, pre-provision income is a non-GAAP performance metric that management uses and believes that investors may find useful in analyzing underlying performance trends, particularly in times of economic stress, including as a result of natural catastrophes or health epidemics. Adjusted pre-tax, pre-provision income, as defined by management, represents income before income taxes adjusted to exclude the provisions for credit losses on loans, unfunded loan commitments and debt securities. In addition, from time to time, earnings are also adjusted for certain items that management believes are not reflective of core operating performance, which are regarded as Special Items.

Net Interest Income on a Tax-Equivalent Basis

Net interest income, interest rate spread, and net interest margin are reported on a tax-equivalent basis in order to provide to investors additional information about the Corporation’s net interest income that management uses and believes should facilitate comparability and analysis of the periods presented. The tax-equivalent adjustment to net interest income recognizes the income tax savings when comparing taxable and tax-exempt assets and assumes a marginal income tax rate. Income from tax-exempt earning assets is increased by an amount equivalent to the taxes that would have been paid if this income had been taxable at statutory rates. Refer to Table 4 in the accompanying tables (Exhibit A) for a reconciliation of the Corporation’s net interest income on a tax-equivalent basis. Management believes that it is a standard practice in the banking industry to present net interest income, interest rate spread, and net interest margin on a fully tax-equivalent basis. This adjustment puts all earning assets, most notably tax-exempt securities and tax-exempt loans, on a common basis that management believes facilitates comparison of results to the results of peers.

First BanCorp. Announces Earnings for the Quarter Ended September 30, 2025 – Page 14 of 27
NET INCOME AND RECONCILIATION TO ADJUSTED NET INCOME (NON-GAAP)

The following table reconciles, for the third quarter of 2025 and nine-month periods ended September 30, 2025 and 2024, net income to adjusted net income, adjusted earnings per diluted share, adjusted average equity, adjusted return on average equity, adjusted average assets, and adjusted return on average assets, which are non-GAAP financial measures that exclude the significant Special Items discussed in the Non-GAAP Disclosures - Special Items section, and shows, for the second quarter of 2025 and third quarter of 2024, net income, earnings per diluted share, return on average equity, and return on average assets.

	Quarter Ended			Nine-Month Period Ended
	September 30, 2025	June 30, 2025	September 30, 2024	September 30, 2025	September 30, 2024
(In thousands, except per share information)
Net income, as reported (GAAP)	$100,526	$80,180	$73,727	$257,765	$223,023
Adjustments:
Employee retention credit	(2,358)	-	-	(2,358)	-
FDIC special assessment expense	-	-	-	-	1,099
Income tax impact related to the enactment of Act 65-2025	(16,553)	-	-	(16,553)	-
Income tax impact of adjustments (1)	-	-	-	-	(412)
Adjusted net income (Non-GAAP)	$81,615	$80,180	$73,727	$238,854	$223,710
Weighted-average diluted shares outstanding	160,087	161,513	163,872	161,770	165,730
Earnings per share - diluted (GAAP)	$0.63	$0.50	$0.45	$1.59	$1.35
Adjusted earnings per share - diluted (non-GAAP)	$0.51	$0.50	$0.45	$1.48	$1.35
Average equity	$1,866,839	$1,807,256	$1,597,558	$1,807,108	$1,522,292
Adjusted average equity (2)	$1,865,198	$1,807,256	$1,597,558	$1,806,555	$1,522,721
Return on average equity (GAAP)	21.36%	17.79%	18.31%	19.07%	19.52%
Adjusted return on average equity (non-GAAP)	17.36%	17.79%	18.31%	17.68%	19.57%
Average assets	$19,028,792	$19,041,206	$18,883,374	$19,058,747	$18,875,397
Adjusted average assets (2)	$19,027,151	$19,041,206	$18,883,374	$19,058,194	$18,875,397
Return on average assets (GAAP)	2.10%	1.69%	1.55%	1.81%	1.57%
Adjusted return on average assets (non-GAAP)	1.70%	1.69%	1.55%	1.68%	1.58%
(1)	See Non-GAAP Disclosures - Special Items above for a discussion of the individual tax impact related to the above adjustments.
(2)	Adjusted to account for the average effect of Special Items.

INCOME BEFORE INCOME TAXES AND RECONCILIATION TO ADJUSTED PRE-TAX, PRE-PROVISION INCOME (NON-GAAP)

The following table reconciles income before income taxes to adjusted pre-tax, pre-provision income for the last five quarters and for the nine-month periods ended September 30, 2025 and 2024:
	Quarter Ended					Nine-Month Period Ended
	September 30, 2025	June 30, 2025	March 31, 2025	December 31, 2024	September 30, 2024	September 30, 2025	September 30, 2024
(Dollars in thousands)
Income before income taxes	$106,223	$102,885	$100,299	$96,029	$96,386	$309,407	$295,178
Add: Provision for credit losses expense	17,593	20,587	24,810	20,904	15,245	62,990	39,017
Add: FDIC special assessment expense	-	-	-	-	-	-	1,099
Less: Employee retention credit	(2,358)	-	-	-	-	(2,358)	-
Adjusted pre-tax, pre-provision income (1)	$121,458	$123,472	$125,109	$116,933	$111,631	$370,039	$335,294
Change from most recent prior period (amount)	$(2,014)	$(1,637)	$8,176	$5,302	$(1,505)	$34,745	$(14,191)
Change from most recent prior period (percentage)	-1.6%	-1.3%	7.0%	4.7%	-1.3%	10.4%	-4.1%

(1)	Non-GAAP financial measure. See Non-GAAP Disclosures above for the definition and additional information about this non-GAAP financial measure.

First BanCorp. Announces Earnings for the Quarter Ended September 30, 2025 – Page 15 of 27
Conference Call / Webcast Information

First BanCorp.’s senior management will host an earnings conference call and live webcast on Thursday, October 23, 2025, at 10:00 a.m. (Eastern Time). The call may be accessed via a live Internet webcast through the Corporation’s investor relations website, fbpinvestor.com, or through a dial-in telephone number at (833) 470-1428 or (646) 844-6383. The participant access code is 304501. The Corporation recommends that listeners go to the web site at least 15 minutes prior to the call to download and install any necessary software. Following the webcast presentation, a question and answer session will be made available to research analysts and institutional investors. A replay of the webcast will be archived in the Corporation’s investor relations website, fbpinvestor.com, until October 23, 2026. A telephone replay will be available one hour after the end of the conference call through November 22, 2025, at (866) 813-9403. The replay access code is 909621.

First BanCorp. Announces Earnings for the Quarter Ended September 30, 2025 – Page 16 of 27
Safe Harbor

This press release may contain “forward-looking statements” concerning the Corporation’s future economic, operational, and financial performance. The words or phrases “expect,” “anticipate,” “intend,” “should,” “would,” “will,” “plans,” “forecast,” “believe,” and similar expressions are meant to identify “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbor created by such sections. The Corporation cautions readers not to place undue reliance on any such forward-looking statements, which speak only as of the date hereof, and advises readers that any such forward-looking statements are not guarantees of future performance and involve certain risks, uncertainties, estimates, and assumptions by us that are difficult to predict. Various factors, some of which are beyond our control, including, but not limited to, the uncertainties more fully discussed in Part I, Item 1A, “Risk Factors” of the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2024, and the following, could cause actual results to differ materially from those expressed in, or implied by, such forward-looking statements: the effect of changes in the interest rate environment and inflation levels on the level, composition and performance of the Corporation’s assets and liabilities, and corresponding effects on the Corporation’s net interest income, net interest margin, loan originations, deposit attrition, overall results of operations, and liquidity position; volatility in the financial services industry, which could result in, among other things, bank deposit runoffs, liquidity constraints, and increased regulatory requirements and costs; the effect of continued changes in the fiscal, monetary and trade policies and regulations of the U.S. federal government, the Puerto Rico government and other governments, including those determined by the Federal Reserve Board, the Federal Reserve Bank of New York, the FDIC, government-sponsored housing agencies and regulators in Puerto Rico, the U.S., and the U.S. and British Virgin Islands, that may affect the future results of the Corporation; uncertainty as to the ability of FirstBank to retain its core deposits and generate sufficient cash flow through its wholesale funding sources, such as securities sold under agreements to repurchase, FHLB advances, and brokered CDs, which may require us to sell investment securities at a loss; adverse changes in general political and economic conditions in Puerto Rico, the U.S., and the U.S. and British Virgin Islands, including in the interest rate environment, unemployment rates, market liquidity and volatility, trade policies, housing absorption rates, real estate markets, and U.S. capital markets, which may affect funding sources, loan portfolio performance and credit quality, market prices of investment securities, and demand for the Corporation’s products and services, and which may reduce the Corporation’s revenues and earnings and the value of the Corporation’s assets; the impact of government financial assistance for hurricane recovery and other disaster relief on economic activity in Puerto Rico, and the timing and pace of disbursements of funds earmarked for disaster relief; the ability of the Corporation, FirstBank, and third-party service providers to identify and prevent cyber-security incidents, such as data security breaches, ransomware, malware, “denial of service” attacks, “hacking,” identity theft, and state-sponsored cyberthreats, and the occurrence of and response to any incidents that occur, which may result in misuse or misappropriation of confidential or proprietary information, disruption, or damage to our systems or those of third-party service providers on which we rely, increased costs and losses and/or adverse effects to our reputation; general competitive factors and other market risks as well as the implementation of existing or planned strategic growth opportunities, including risks, uncertainties, and other factors or events related to any business acquisitions, dispositions, strategic partnerships, strategic operational investments, including systems conversions, and any anticipated efficiencies or other expected results related thereto; uncertainty regarding the implementation of Puerto Rico’s debt restructuring plan and the revised fiscal plan for Puerto Rico, as certified on June 6, 2025, by the oversight board established by the Puerto Rico Oversight, Management, and Economic Stability Act, or any revisions to it, on our clients and loan portfolios, and any potential impact of future economic or political developments and tax regulations in Puerto Rico; the impact of changes in accounting standards, or determinations and assumptions in applying those standards, and of forecasts of economic variables considered for the determination of the ACL; the ability of FirstBank to realize the benefits of its net deferred tax assets; the ability of FirstBank to generate sufficient cash flow to pay dividends to the Corporation; environmental, social, and governance (“ESG”) matters, including our climate-related initiatives and commitments, as well as the impact and potential cost to us of any policies, legislation, or initiatives in opposition to our ESG policies; the impacts of natural or man-made disasters, widespread health emergencies, geopolitical conflicts (including sanctions, war or armed conflict, such as the ongoing conflict in Ukraine, the conflict in the Middle East, the possible expansion of such conflicts in surrounding areas and potential geopolitical consequences, and the threat of conflict from neighboring countries in our region), terrorist attacks, or other catastrophic external events, including impacts of such events on general economic conditions and on the Corporation’s assumptions regarding forecasts of economic variables; the risk that additional portions of the unrealized losses in the Corporation’s debt securities portfolio are determined to be credit-related, resulting in additional charges to the provision for credit losses on the Corporation’s debt securities portfolio, and the potential for additional credit losses that could emerge from further downgrades of the U.S.’s Long-Term Foreign-Currency Issuer Default Rating and negative ratings outlooks; the impacts of applicable legislative, tax, or regulatory changes or changes in legislative, tax, or regulatory priorities, including as a result of the One Big Beautiful Bill Act, signed into law on July 4, 2025, the reduction in staffing at U.S. governmental agencies, the effects of the U.S. federal government shutdown that began on October 1, 2025 and political impasses, including uncertainties regarding the U.S. debt ceiling and federal budget, on the Corporation’s financial condition or performance; the risk of possible failure or circumvention of the Corporation’s internal controls and procedures and the risk that the Corporation’s risk management policies may not be adequate; the risk that the FDIC may further increase the deposit insurance premium and/or require further special assessments, causing an additional increase in the Corporation’s non-interest expenses; any need to recognize impairments on the Corporation’s financial instruments, goodwill, and other intangible assets; the risk that the impact of the occurrence of any of these uncertainties on the Corporation’s capital would preclude further growth of FirstBank and preclude the Corporation’s Board of Directors from declaring dividends; and uncertainty as to whether FirstBank will be able to continue to satisfy its regulators regarding, among other things, its asset quality, liquidity plans, maintenance of capital levels, and compliance with applicable laws, regulations and related requirements. The Corporation does not undertake to, and specifically disclaims any obligation to update any “forward-looking statements” to reflect occurrences or unanticipated events or circumstances after the date of such statements, except as required by the federal securities laws.

First BanCorp. Announces Earnings for the Quarter Ended September 30, 2025 – Page 17 of 27
About First BanCorp.

First BanCorp. is the parent corporation of FirstBank Puerto Rico, a state-chartered commercial bank with operations in Puerto Rico, the U.S., and the British Virgin Islands and Florida, and of FirstBank Insurance Agency. First BanCorp.’s shares of common stock trade on the New York Stock Exchange under the symbol FBP. Additional information about First BanCorp. may be found at www.1firstbank.com.

###

First BanCorp.
Ramon Rodriguez
Senior Vice President
Corporate Strategy and Investor Relations
ramon.rodriguez@firstbankpr.com
(787) 729-8200 Ext. 82179

First BanCorp. Announces Earnings for the Quarter Ended September 30, 2025 – Page 18 of 27
EXHIBIT A

Table 1 – Condensed Consolidated Statements of Financial Condition

	As of
	September 30, 2025	June 30, 2025	December 31, 2024
(In thousands, except for share information)
ASSETS
Cash and due from banks	$897,877	$735,384	$1,158,215
Money market investments:
Time deposit with another financial institution	750	500	500
Other short-term investments	943	826	700
Total money market investments	1,693	1,326	1,200
Available-for-sale debt securities, at fair value (ACL of $658 as of September 30, 2025, $513 as of June 30, 2025; and $521 as of December 31, 2024)	4,598,303	4,496,803	4,565,302
Held-to-maturity debt securities, at amortized cost, net of ACL of $698 as of September 30, 2025; $765 as of June 30, 2025; and $802 as of December 31, 2024 (fair value of $269,253 as of September 30, 2025; $299,846 as of June 30, 2025 and $308,040 as of December 31, 2024)	272,665	306,521	316,984
Total debt securities	4,870,968	4,803,324	4,882,286
Equity securities	44,390	45,202	52,018
Total investment securities	4,915,358	4,848,526	4,934,304
Loans held for investment, net of ACL of $246,990 as of September 30, 2025; $248,578 as of June 30, 2025; and $243,942 as of December 31, 2024	12,801,694	12,621,424	12,502,614
Mortgage loans held for sale, at lower of cost or market	12,546	9,857	15,276
Total loans, net	12,814,240	12,631,281	12,517,890
Accrued interest receivable on loans and investments	66,109	71,548	71,881
Premises and equipment, net	126,968	128,425	133,437
OREO	9,343	14,449	17,306
Deferred tax asset, net	146,926	134,772	136,356
Goodwill	38,611	38,611	38,611
Other intangible assets	3,676	4,535	6,967
Other assets	300,534	288,672	276,754
Total assets	$19,321,335	$18,897,529	$19,292,921
LIABILITIES
Deposits:
Non-interest-bearing deposits	$5,374,894	$5,343,588	$5,547,538
Interest-bearing deposits	11,486,153	11,210,450	11,323,760
Total deposits	16,861,047	16,554,038	16,871,298
Advances from the FHLB	290,000	320,000	500,000
Other borrowings	-	-	61,700
Accounts payable and other liabilities	252,243	178,036	190,687
Total liabilities	17,403,290	17,052,074	17,623,685
STOCKHOLDERSʼ EQUITY
Common stock, $0.10 par value, 223,663,116 shares issued (September 30, 2025 - 159,134,896 shares outstanding; June 30, 2025 - 161,507,795 shares outstanding; and December 31, 2024 - 163,868,877 shares outstanding)	22,366	22,366	22,366
Additional paid-in capital	961,441	959,629	964,964
Retained earnings	2,209,198	2,137,421	2,038,812
Treasury stock, at cost (September 30, 2025 - 64,528,220 shares; June 30, 2025 - 62,155,321 shares; and December 31, 2024 - 59,794,239 shares)	(882,504)	(832,671)	(790,350)
Accumulated other comprehensive loss	(392,456)	(441,290)	(566,556)
Total stockholdersʼ equity	1,918,045	1,845,455	1,669,236
Total liabilities and stockholdersʼ equity	$19,321,335	$18,897,529	$19,292,921

First BanCorp. Announces Earnings for the Quarter Ended September 30, 2025 – Page 19 of 27
Table 2 – Condensed Consolidated Statements of Income

	Quarter Ended			Nine-Month Period Ended
	September 30, 2025	June 30, 2025	September 30, 2024	September 30, 2025	September 30, 2024
(In thousands, except per share information)
Net interest income:
Interest income	$282,743	$278,190	$274,675	$837,998	$815,425
Interest expense	64,827	62,331	72,611	191,826	217,213
Net interest income	217,916	215,859	202,064	646,172	598,212
Provision for credit losses - expense (benefit):
Loans	18,270	20,381	16,470	63,488	41,317
Unfunded loan commitments	(756)	287	(1,041)	(532)	(1,177)
Debt securities	79	(81)	(184)	34	(1,123)
Provision for credit losses - expense	17,593	20,587	15,245	62,990	39,017
Net interest income after provision for credit losses	200,323	195,272	186,819	583,182	559,195

Non-interest income:
Service charges and fees on deposit accounts	9,811	9,756	9,684	29,207	29,071
Mortgage banking activities	3,309	3,401	3,199	9,887	9,500
Card and processing income	11,682	11,880	11,768	35,037	34,603
Other non-interest income	5,992	5,913	7,851	23,347	25,349
Total non-interest income	30,794	30,950	32,502	97,478	98,523

Non-interest expenses:
Employees’ compensation and benefits	59,761	60,058	59,081	181,956	176,043
Occupancy and equipment	22,185	22,297	22,424	67,112	65,656
Business promotion	3,884	3,495	4,116	10,657	12,317
Professional service fees	11,903	11,609	12,538	34,998	37,645
Taxes, other than income taxes	6,092	5,712	5,665	17,682	16,202
FDIC deposit insurance	2,236	2,235	2,164	6,707	7,582
Net loss (gain) on OREO operations	1,033	(591)	(1,339)	(687)	(6,400)
Credit and debit card processing expenses	7,889	7,747	7,095	20,746	20,453
Other non-interest expenses	9,911	10,775	11,191	32,082	33,042
Total non-interest expenses	124,894	123,337	122,935	371,253	362,540

Income before income taxes	106,223	102,885	96,386	309,407	295,178
Income tax expense	5,697	22,705	22,659	51,642	72,155

Net income	$100,526	$80,180	$73,727	$257,765	$223,023

Net income attributable to common stockholders	$100,526	$80,180	$73,727	$257,765	$223,023

Earnings per common share:
Basic	$0.63	$0.50	$0.45	$1.60	$1.35
Diluted	$0.63	$0.50	$0.45	$1.59	$1.35

First BanCorp. Announces Earnings for the Quarter Ended September 30, 2025 – Page 20 of 27
Table 3 – Selected Financial Data

	Quarter Ended			Nine-Month Period Ended
	September 30, 2025	June 30, 2025	September 30, 2024	September 30, 2025	September 30, 2024
(Shares in thousands)
Per Common Share Results:
Net earnings per share - basic	$0.63	$0.50	$0.45	$1.60	$1.35
Net earnings per share - diluted	$0.63	$0.50	$0.45	$1.59	$1.35
Cash dividends declared	$0.18	$0.18	$0.16	$0.54	$0.48
Average shares outstanding	159,291	160,884	163,059	161,023	165,041
Average shares outstanding diluted	160,087	161,513	163,872	161,770	165,730
Book value per common share	$12.05	$11.43	$10.38	$12.05	$10.38
Tangible book value per common share (1)	$11.79	$11.16	$10.09	$11.79	$10.09
Common stock price: end of period	$22.05	$20.83	$21.17	$22.05	$21.17
Selected Financial Ratios (In Percent):
Profitability:
Return on average assets	2.10	1.69	1.55	1.81	1.57
Return on average equity	21.36	17.79	18.31	19.07	19.52
Interest rate spread (2)	3.90	3.89	3.42	3.86	3.39
Net interest margin (2)	4.74	4.71	4.34	4.70	4.31
Efficiency ratio (3)	50.22	49.97	52.41	49.92	52.03
Capital and Other:
Average total equity to average total assets	9.81	9.49	8.46	9.48	8.06
Total capital	17.93	17.87	18.25	17.93	18.25
Common equity Tier 1 capital	16.67	16.61	16.18	16.67	16.18
Tier 1 capital	16.67	16.61	16.18	16.67	16.18
Leverage	11.52	11.41	10.96	11.52	10.96
Tangible common equity ratio (1)	9.73	9.56	8.79	9.73	8.79
Dividend payout ratio	28.52	36.12	35.39	33.73	35.52
Basic liquidity ratio (4)	18.10	17.58	18.43	18.10	18.43
Core liquidity ratio (5)	12.64	12.17	13.32	12.64	13.32
Loan to deposit ratio	77.46	77.80	76.21	77.46	76.21
Uninsured deposits, excluding fully collateralized deposits, to total deposits (6)	28.36	28.10	29.25	28.36	29.25

Asset Quality:
Allowance for credit losses for loans and finance leases to total loans held for investment	1.89	1.93	1.98	1.89	1.98
Net charge-offs (annualized) to average loans outstanding	0.62	0.60	0.78	0.63	0.61
Provision for credit losses for loans and finance leases to net charge-offs	92.00	106.86	68.61	105.04	73.56
Non-performing assets to total assets	0.62	0.68	0.63	0.62	0.63
Nonaccrual loans held for investment to total loans held for investment	0.74	0.78	0.72	0.74	0.72
Allowance for credit losses for loans and finance leases to total nonaccrual loans held for investment	256.58	248.33	276.46	256.58	276.46
Allowance for credit losses for loans and finance leases to total nonaccrual loans held for investment, excluding residential estate loans	366.48	358.66	428.70	366.48	428.70

(1)
Non-GAAP financial measures. Refer to Non-GAAP Disclosures and Statement of Financial Condition - Tangible Common Equity (Non-GAAP) above for additional information about the components and a reconciliation of these measures.

(2)	Non-GAAP financial measures reported on a tax-equivalent basis. Refer to Non-GAAP Disclosures and Table 4 below for additional information and a reconciliation of this measure.
(3)	Non-interest expenses to the sum of net interest income and non-interest income.
(4)	Defined as the sum of cash and cash equivalents, free high quality liquid assets that could be liquidated within one day, and available secured lines of credit with the FHLB to total assets.
(5)	Defined as the sum of cash and cash equivalents and free high quality liquid assets that could be liquidated within one day to total assets.
(6)	Exclude insured deposits not covered by federal deposit insurance.

First BanCorp. Announces Earnings for the Quarter Ended September 30, 2025 – Page 21 of 27
Table 4 – Reconciliation of Net Interest Income on a Tax-Equivalent Basis

The following table reconciles net interest income in accordance with GAAP on a tax-equivalent basis for the third and second quarters of 2025, the third quarter of 2024, and the nine-month periods ended September 30, 2025 and 2024, respectively. The table also reconciles net interest spread and net interest margin to these items on a tax-equivalent basis.

	Quarter Ended			Nine-Month Period Ended
(Dollars in thousands)	September 30,	June 30,	September 30,	September 30,	September 30,
	2025	2025	2024	2025	2024
Net Interest Income
Interest income - GAAP	$282,743	$278,190	$274,675	$837,998	$815,425
Tax-equivalent adjustment	8,244	7,144	4,528	21,620	14,207
Interest income on a tax-equivalent basis - non-GAAP	$290,987	$285,334	$279,203	$859,618	$829,632

Interest expense - GAAP	$64,827	$62,331	$72,611	$191,826	$217,213

Net interest income - GAAP	$217,916	$215,859	$202,064	$646,172	$598,212
Net interest income on a tax-equivalent basis - non-GAAP	$226,160	$223,003	$206,592	$667,792	$612,419

Average Balances
Loans and leases	$12,876,239	$12,742,809	$12,354,679	$12,751,409	$12,278,724
Total securities, other short-term investments and interest-bearing cash balances	6,037,726	6,245,844	6,509,789	6,241,039	6,642,446
Average interest-earning assets	$18,913,965	$18,988,653	$18,864,468	$18,992,448	$18,921,170
Average interest-bearing liabilities	$11,669,135	$11,670,411	$11,743,122	$11,695,894	$11,816,378
Average assets (1)	$19,028,792	$19,041,206	$18,883,374	$19,058,747	$18,875,397
Average non-interest-bearing deposits	$5,309,212	$5,402,655	$5,341,589	$5,378,807	$5,333,838

Average Yield/Rate
Average yield on interest-earning assets - GAAP	5.93%	5.88%	5.78%	5.90%	5.74%
Average rate on interest-bearing liabilities - GAAP	2.20%	2.14%	2.45%	2.19%	2.45%
Net interest spread - GAAP	3.73%	3.74%	3.33%	3.71%	3.29%
Net interest margin - GAAP	4.57%	4.56%	4.25%	4.55%	4.21%

Average yield on interest-earning assets on a tax-equivalent basis - non-GAAP	6.10%	6.03%	5.87%	6.05%	5.84%
Average rate on interest-bearing liabilities	2.20%	2.14%	2.45%	2.19%	2.45%
Net interest spread on a tax-equivalent basis - non-GAAP	3.90%	3.89%	3.42%	3.86%	3.39%
Net interest margin on a tax-equivalent basis - non-GAAP	4.74%	4.71%	4.34%	4.70%	4.31%

(1) Includes, among other things, the ACL on loans and finance leases and debt securities, as well as unrealized gains and losses on available-for-sale debt securities.

First BanCorp. Announces Earnings for the Quarter Ended September 30, 2025 – Page 22 of 27
Table 5 – Quarterly Statement of Average Interest-Earning Assets and Average Interest-Bearing Liabilities (On a Tax-Equivalent Basis)

	Average Volume			Interest Income (1) / Expense			Average Rate (1)
Quarter Ended	September 30,	June 30,	September 30,	September 30,	June 30,	September 30,	September 30,	June 30,	September 30,
	2025	2025	2024	2025	2025	2024	2025	2025	2024
(Dollars in thousands)
Interest-earning assets:
Money market and other short-term investments	$871,290	$1,070,545	$645,398	$9,695	$11,897	$8,782	4.41%	4.46%	5.40%
Government obligations (2)	1,838,314	1,839,445	2,520,133	9,779	7,519	8,458	2.11%	1.64%	1.33%
MBS	3,281,983	3,289,215	3,290,547	18,801	17,979	13,830	2.27%	2.19%	1.67%
FHLB stock	25,777	26,114	33,985	495	645	804	7.62%	9.91%	9.39%
Other investments	20,362	20,525	19,726	123	174	73	2.40%	3.40%	1.47%
Total investments (3)	6,037,726	6,245,844	6,509,789	38,893	38,214	31,947	2.56%	2.45%	1.95%
Residential mortgage loans	2,873,549	2,854,624	2,816,343	42,203	41,674	41,505	5.83%	5.86%	5.85%
Construction loans	250,280	245,906	195,001	6,058	5,839	4,417	9.60%	9.52%	8.99%
C&I and commercial mortgage loans	6,014,997	5,892,848	5,616,658	104,631	100,758	102,763	6.90%	6.86%	7.26%
Finance leases	897,982	903,286	885,807	17,403	17,693	17,290	7.69%	7.86%	7.74%
Consumer loans	2,839,431	2,846,145	2,840,870	81,799	81,156	81,281	11.43%	11.44%	11.35%
Total loans (4) (5)	12,876,239	12,742,809	12,354,679	252,094	247,120	247,256	7.77%	7.78%	7.94%
Total interest-earning assets	$18,913,965	$18,988,653	$18,864,468	$290,987	$285,334	$279,203	6.10%	6.03%	5.87%

Interest-bearing liabilities:
Time deposits	$3,352,163	$3,190,402	$3,057,918	$28,590	$26,747	$27,768	3.38%	3.36%	3.60%
Brokered CDs	581,946	487,787	600,319	6,414	5,491	7,656	4.37%	4.52%	5.06%
Other interest-bearing deposits	7,421,017	7,662,793	7,429,163	26,341	26,400	28,280	1.41%	1.38%	1.51%
Advances from the FHLB	313,152	320,000	500,000	3,472	3,518	5,672	4.40%	4.41%	4.50%
Other borrowings	857	9,429	155,722	10	175	3,235	4.63%	7.44%	8.24%
Total interest-bearing liabilities	$11,669,135	$11,670,411	$11,743,122	$64,827	$62,331	$72,611	2.20%	2.14%	2.45%
Net interest income				$226,160	$223,003	$206,592
Interest rate spread							3.90%	3.89%	3.42%
Net interest margin							4.74%	4.71%	4.34%

(1)
Non-GAAP financial measures reported on a tax-equivalent basis. The tax-equivalent yield was estimated by dividing the interest rate spread on exempt assets by 1 less the Puerto Rico statutory tax rate of 37.5% and adding to it the cost of interest-bearing liabilities. When adjusted to a tax-equivalent basis, yields on taxable and exempt assets are comparable. Refer to Non-GAAP Disclosures - Non-GAAP Financial Measures and Table 4 above for additional information and a reconciliation of this measure.

(2)	Government obligations include debt issued by government-sponsored agencies.
(3)	Unrealized gains and losses on available-for-sale debt securities are excluded from the average volumes.
(4)	Average loan balances include the average of non-performing loans.
(5)
Interest income on loans includes $3.8 million, $3.7 million, and $3.2 million, for the quarters ended September 30, 2025, June 30, 2025, and September 30, 2024, respectively, of income from prepayment penalties and late fees related to the Corporation’s loan portfolio.

First BanCorp. Announces Earnings for the Quarter Ended September 30, 2025 – Page 23 of 27
Table 6 – Year-to-Date Statement of Average Interest-Earning Assets and Average Interest-Bearing Liabilities (On a Tax-Equivalent Basis)

	Average Volume		Interest Income (1) / Expense		Average Rate (1)
Nine-Month Period Ended	September 30, 2025	September 30, 2024	September 30, 2025	September 30, 2024	September 30, 2025	September 30, 2024
(Dollars in thousands)
Interest-earning assets:
Money market and other short-term investments	$1,016,762	$615,679	$33,797	$25,096	4.44%	5.43%
Government obligations (2)	1,882,541	2,607,706	24,268	26,458	1.72%	1.35%
MBS	3,293,288	3,366,866	54,277	43,407	2.20%	1.72%
FHLB stock	28,159	34,217	1,930	2,476	9.16%	9.64%
Other investments	20,289	17,978	544	383	3.58%	2.84%
Total investments (3)	6,241,039	6,642,446	114,816	97,820	2.46%	1.96%
Residential mortgage loans	2,856,813	2,811,447	125,361	122,664	5.87%	5.81%
Construction loans	242,893	219,601	17,493	13,909	9.63%	8.44%
C&I and commercial mortgage loans	5,905,687	5,550,259	305,145	302,758	6.91%	7.27%
Finance leases	900,998	874,508	52,950	51,672	7.86%	7.87%
Consumer loans	2,845,018	2,822,909	243,853	240,809	11.46%	11.36%
Total loans (4) (5)	12,751,409	12,278,724	744,802	731,812	7.81%	7.94%
Total interest-earning assets	$18,992,448	$18,921,170	$859,618	$829,632	6.05%	5.84%

Interest-bearing liabilities:
Time deposits	$3,198,226	$2,984,413	$80,805	$78,766	3.38%	3.52%
Brokered CDs	518,195	675,226	17,366	25,926	4.48%	5.11%
Other interest-bearing deposits	7,591,571	7,497,046	80,309	85,708	1.41%	1.52%
Advances from the FHLB	366,703	500,000	12,180	16,892	4.44%	4.50%
Other borrowings	21,199	159,693	1,166	9,921	7.35%	8.28%
Total interest-bearing liabilities	$11,695,894	$11,816,378	$191,826	$217,213	2.19%	2.45%
Net interest income			$667,792	$612,419
Interest rate spread					3.86%	3.39%
Net interest margin					4.70%	4.31%

(1)
Non-GAAP financial measures reported on a tax-equivalent basis. The tax-equivalent yield was estimated by dividing the interest rate spread on exempt assets by 1 less the Puerto Rico statutory tax rate of 37.5% and adding to it the cost of interest-bearing liabilities. When adjusted to a tax-equivalent basis, yields on taxable and exempt assets are comparable. Refer to Non-GAAP Disclosures - Non-GAAP Financial Measures and Table 4 above for additional information and a reconciliation of this measure.

(2)	Government obligations include debt issued by government-sponsored agencies.
(3)	Unrealized gains and losses on available-for-sale debt securities are excluded from the average volumes.
(4)	Average loan balances include the average of non-performing loans.
(5)
Interest income on loans includes $12.9 million and $9.5 million for the nine-month periods ended September 30, 2025 and 2024, respectively, of income from prepayment penalties and late fees related to the Corporation's loan portfolio. The results for the nine-month period ended September 30, 2025 include prepayment penalties associated with the payoff of a $73.8 million commercial mortgage loan and higher income from late fees in the consumer loans and finance leases portfolios.

First BanCorp. Announces Earnings for the Quarter Ended September 30, 2025 – Page 24 of 27
Table 7 – Loan Portfolio by Geography

	As of September 30, 2025
	Puerto Rico	Virgin Islands	United States	Total
(In thousands)
Residential mortgage loans	$2,214,658	$152,360	$522,063	$2,889,081

Commercial loans:
Construction loans	221,146	14,167	24,550	259,863
Commercial mortgage loans	1,692,248	72,933	784,194	2,549,375
C&I loans	2,292,945	158,471	1,162,825	3,614,241
Commercial loans	4,206,339	245,571	1,971,569	6,423,479

Finance leases	899,668	-	-	899,668

Consumer loans	2,762,719	67,900	5,837	2,836,456
Loans held for investment	10,083,384	465,831	2,499,469	13,048,684

Mortgage loans held for sale	12,546	-	-	12,546
Total loans	$10,095,930	$465,831	$2,499,469	$13,061,230

	As of June 30, 2025
	Puerto Rico	Virgin Islands	United States	Total
(In thousands)
Residential mortgage loans	$2,190,283	$153,611	$515,264	$2,859,158

Commercial loans:
Construction loans	191,610	12,875	40,865	245,350
Commercial mortgage loans	1,700,173	74,058	728,244	2,502,475
C&I loans	2,204,658	162,342	1,149,008	3,516,008
Commercial loans	4,096,441	249,275	1,918,117	6,263,833

Finance leases	901,256	-	-	901,256

Consumer loans	2,772,532	67,354	5,869	2,845,755
Loans held for investment	9,960,512	470,240	2,439,250	12,870,002

Mortgage loans held for sale	9,857	-	-	9,857
Total loans	$9,970,369	$470,240	$2,439,250	$12,879,859

	As of December 31, 2024
	Puerto Rico	Virgin Islands	United States	Total
(In thousands)
Residential mortgage loans	$2,166,980	$156,225	$505,226	$2,828,431

Commercial loans:
Construction loans	181,607	2,820	43,969	228,396
Commercial mortgage loans	1,800,445	67,449	698,090	2,565,984
C&I loans	2,192,468	133,407	1,040,163	3,366,038
Commercial loans	4,174,520	203,676	1,782,222	6,160,418

Finance leases	899,446	-	-	899,446

Consumer loans	2,781,182	69,577	7,502	2,858,261
Loans held for investment	10,022,128	429,478	2,294,950	12,746,556

Loans held for sale	14,558	434	284	15,276
Total loans	$10,036,686	$429,912	$2,295,234	$12,761,832

First BanCorp. Announces Earnings for the Quarter Ended September 30, 2025 – Page 25 of 27
Table 8 – Non-Performing Assets by Geography

	As of September 30, 2025
(In thousands)	Puerto Rico	Virgin Islands	United States	Total
Nonaccrual loans held for investment:
Residential mortgage	$12,088	$6,529	$10,249	$28,866
Construction	4,635	956	-	5,591
Commercial mortgage	1,984	7,228	12,225	21,437
C&I	18,822	632	196	19,650
Consumer and finance leases	20,008	694	15	20,717
Total nonaccrual loans held for investment	57,537	16,039	22,685	96,261
OREO	8,460	883	-	9,343
Other repossessed property	12,160	74	-	12,234
Other assets (1)	1,579	-	-	1,579
Total non-performing assets (2)	$79,736	$16,996	$22,685	$119,417
Past due loans 90 days and still accruing (3)	$27,900	$855	$136	$28,891

	As of June 30, 2025
(In thousands)	Puerto Rico	Virgin Islands	United States	Total
Nonaccrual loans held for investment:
Residential mortgage	$12,967	$6,987	$10,836	$30,790
Construction	4,760	958	-	5,718
Commercial mortgage	2,360	8,170	12,375	22,905
C&I	19,506	642	201	20,349
Consumer and finance leases	19,791	527	18	20,336
Total nonaccrual loans held for investment	59,384	17,284	23,430	100,098
OREO	10,834	3,615	-	14,449
Other repossessed property	11,789	79	-	11,868
Other assets (1)	1,576	-	-	1,576
Total non-performing assets (2)	$83,583	$20,978	$23,430	$127,991
Past due loans 90 days and still accruing (3)	$29,054	$481	$-	$29,535

	As of December 31, 2024
(In thousands)	Puerto Rico	Virgin Islands	United States	Total
Nonaccrual loans held for investment:
Residential mortgage	$16,854	$6,555	$8,540	$31,949
Construction	403	962	-	1,365
Commercial mortgage	2,716	8,135	-	10,851
C&I	19,595	919	-	20,514
Consumer and finance leases	22,538	205	45	22,788
Total nonaccrual loans held for investment	62,106	16,776	8,585	87,467
OREO	13,691	3,615	-	17,306
Other repossessed property	11,637	219	3	11,859
Other assets (1)	1,620	-	-	1,620
Total non-performing assets (2)	$89,054	$20,610	$8,588	$118,252
Past due loans 90 days and still accruing (3)	$39,307	$3,083	$-	$42,390

(1)	Residential pass-through MBS issued by the PRHFA held as part of the available-for-sale debt securities portfolio.
(2)
Excludes PCD loans previously accounted for under ASC Subtopic 310-30 for which the Corporation made the accounting policy election of maintaining pools of loans as “units of account” both at the time of adoption of CECL on January 1, 2020 and on an ongoing basis for credit loss measurement. These loans will continue to be excluded from nonaccrual loan statistics as long as the Corporation can reasonably estimate the timing and amount of cash flows expected to be collected on the loan pools. The portion of such loans contractually past due 90 days or more amounted to $5.0 million as of September 30, 2025 (June 30, 2025 - $4.9 million; December 31, 2024 - $6.2 million).

(3)
These include rebooked loans, which were previously pooled into GNMA securities, amounting to $3.8 million as of September 30, 2025 (June 30, 2025 - $5.5 million; December 31, 2024 - $5.7 million). Under the GNMA program, the Corporation has the option but not the obligation to repurchase loans that meet GNMA's specified delinquency criteria. For accounting purposes, the loans subject to the repurchase option are required to be reflected on the financial statements with an offsetting liability.

First BanCorp. Announces Earnings for the Quarter Ended September 30, 2025 – Page 26 of 27
Table 9 – Allowance for Credit Losses on Loans and Finance Leases

	Quarter Ended						Nine-Month Period Ended
	September 30, 2025		June 30, 2025		September 30, 2024		September 30, 2025		September 30, 2024
(Dollars in thousands)
Allowance for credit losses on loans and finance leases, beginning of period	$248,578		$247,269		$254,532		$243,942		$261,843
Provision for credit losses on loans and finance leases expense	18,270		20,381		16,470		63,488		41,317
Net recoveries (charge-offs) of loans and finance leases:
Residential mortgage	32		15		76		29		(213)
Construction	313		13		11		340		35
Commercial mortgage	117		51		41		208		474
C&I	(108)		760		(1,226)		729		3,974
Consumer loans and finance leases (1)	(20,212)		(19,911)		(22,908)		(61,746	) (1)	(60,434	) (1)
Net charge-offs (1)	(19,858)		(19,072)		(24,006)		(60,440	) (1)	(56,164	) (1)
Allowance for credit losses on loans and finance leases, end of period	$246,990		$248,578		$246,996		$246,990		$246,996

Allowance for credit losses on loans and finance leases to period end total loans held for investment	1.89%		1.93%		1.98%		1.89%		1.98%
Net charge-offs (annualized) to average loans outstanding during the period	0.62%		0.60%		0.78%		0.63%		0.61%
Provision for credit losses on loans and finance leases to net charge-offs during the period	0.92	x	1.07	x	0.69	x	1.05	x	0.74	x

(1)
For the nine-month period ended September 30, 2025, includes recoveries totaling $2.4 million associated with the bulk sale of fully charged-off consumer loans and finance leases, compared to recoveries of $10.0 million associated with the bulk sale of fully charged-off consumer loans and finance leases for the nine-month period ended September 30, 2024.

Table 10  – Annualized Net (Recoveries) Charge-Offs to Average Loans

	Quarter Ended			Nine-Month Period Ended
	September 30, 2025	June 30, 2025	September 30, 2024	September 30, 2025		September 30, 2024
Residential mortgage	-0.00%	-0.00%	-0.01%	-0.00%		0.01%
Construction	-0.50%	-0.02%	-0.02%	-0.19%		-0.02%
Commercial mortgage	-0.02%	-0.01%	-0.01%	-0.01%		-0.03%
C&I	0.01%	-0.09%	0.15%	-0.03%		-0.17%
Consumer loans and finance leases	2.16%	2.12%	2.46%	2.20	% (1)	2.18	% (1)
Total loans	0.62%	0.60%	0.78%	0.63	% (1)	0.61	% (1)

(1)
The aforementioned recoveries associated with the bulk sales of fully charged-off consumer loans and finance leases reduced the ratios of consumer loans and finance leases and total net charge-offs to related average loans by 8 basis points and 3 basis points, respectively, for the nine-month period ended September 30, 2025; and by 36 basis points and 11 basis points, respectively, for the nine-month period ended September 30, 2024.

First BanCorp. Announces Earnings for the Quarter Ended September 30, 2025 – Page 27 of 27
Table 11 – Deposits

	As of
	September 30, 2025	June 30, 2025	December 31, 2024
(In thousands)
Time deposits	$3,495,256	$3,246,545	$3,007,144
Interest-bearing saving and checking accounts	7,362,588	7,437,358	7,838,498
Non-interest-bearing deposits	5,374,894	5,343,588	5,547,538
Total deposits, excluding brokered CDs (1)	16,232,738	16,027,491	16,393,180
Brokered CDs	628,309	526,547	478,118
Total deposits	$16,861,047	$16,554,038	$16,871,298
Total deposits, excluding brokered CDs and government deposits	$12,794,558	$12,655,875	$12,867,789

(1)	As of each of September 30, 2025 and June 30, 2025, government deposits amounted to $3.4 billion, compared to $3.5 billion as of December 31, 2024.